Exhibit 4.1

FIRST AMENDMENT TO WARRANT

THIS FIRST AMENDMENT TO WARRANT (this “Amendment”), effective as of June 28, 2012, amends certain terms of that certain warrant number __ (the “Warrant”) issued by MAKO Surgical Corp., a Delaware corporation (the “Company”), to __________ (the “Holder”) on May 7, 2012, relating to the right of the Holder to purchase from the Company ___________ (______) fully paid and nonassessable shares of the Company’s common stock, $0.001 par value per share.

WHEREAS, the Company and the Holder desire to revise certain terms of the Warrant as provided herein.

In consideration of the premises and mutual covenants contained herein and in the Warrant, the undersigned hereby agree as follows:

1.    Section 5. The first sentence of the second paragraph of Section 5(c)(v) of the Warrant shall be amended and restated to read as follows:

An early termination required by this Section 5(c) shall have priority to payments to holders of Common Stock in connection with a Major Transaction, and to the extent an early termination required by this Section 5(c) is deemed or determined by a court of competent jurisdiction to be prepayments of the Warrant by the Company, such early termination shall be deemed to be voluntary prepayments.

2.    Section 12. Section 12 of the Warrant shall be amended and restated to read “Reserved”.

3.    Schedule I. The Stock Price to be used for the Calculation Under Section 5(c)(iii) on Schedule I to the Warrant shall be amended and restated to read “The last closing price of the Common Stock on NASDAQ, or, if that is not the principal trading market for the Common Stock, such principal market on which the Common Stock is traded or listed, prior to the consummation of the Major Transaction.”

4.    Effect on the Warrant. Except as amended herein, the Warrant shall continue in full force and effect as originally executed and delivered. Any reference in the Warrant to “this Warrant,” “hereunder,” hereof,” “herein,” or words of like import referring to such agreement shall refer to the Warrant as amended by this Amendment.

5.    Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

6.    Counterparts. This Amendment may be executed on separate counterparts that may be transmitted via an email .pdf file or facsimile, each of which, when so executed and delivered, shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the Company and Holder have caused this Amendment to be duly executed and delivered as of the date first above written.

MAKO SURGICAL CORP.

By:
Name:	Maurice R. Ferré
Title:	President and Chief Executive Officer

HOLDER:

____________________

By:
Name:

Signature page to First Amendment to Warrant – Warrant No. __